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                                                                     Exhibit 5.1


                             HOGAN & HARTSON L.L.P
                                Columbia Square
                          555 THIRTEENTH STREET, N.W.
                         WASHINGTON, D.C.  20004-1109
                                (202) 637-5600
                                (202) 637-5910


                                April 23, 1998


The Respective Boards of Directors of
  NVR, Inc. and NVR Homes, Inc.
7601 Lewinsville Road, Suite 300
McLean, Virginia  22102

Ladies and Gentlemen:

          We are acting as counsel to NVR, Inc., a Virginia corporation (the "Company"), and to NVR Homes, Inc., a Virginia corporation ("NVR Homes"), in connection with the registration statement on Form S-3 of the Company, NVR Homes and certain other subsidiary guarantors (SEC File No. 333-44515)(the "Registration Statement") previously declared effective by the U.S. Securities and Exchange Commission, relating to the proposed public offering and sale, from time to time on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act, of up to $400,000,000 in aggregate principal amount of the Company's unsecured, nonconvertible debt securities (the "Debt Securities"), which may be guaranteed by one or more of the subsidiary guarantors. This opinion letter is rendered in connection with the offering of $145 million of 8% Senior Notes due 2005 of the Company and guaranteed by NVR Homes (the "Notes"), as described in a Prospectus dated April 6, 1998 (the "Prospectus"), and a Prospectus Supplement dated April 8, 1998 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2.  The Prospectus and the Prospectus Supplement.

          3. The Restated Articles of Incorporation of the Company, as certified by the State Corporation Commission of the Common-wealth of Virginia on April 7, 1998 and by the Assistant Secretary
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The Respective Boards of Directors of
  NVR, Inc. and NVR Homes, Inc.
April 23, 1998
Page 2

              of the Company on the date hereof as being complete, accurate and in effect.

          4. The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

          5. The Restated Articles of Incorporation of NVR Homes, as certified by the State Corporation Commission of the Commonwealth of Virginia on April 7, 1998 and by the Assistant Secretary of NVR Homes on the date hereof as being complete, accurate and in effect.

          6. The Bylaws of NVR Homes, as certified by the Assistant Secretary of NVR Homes on the date hereof as being complete, accurate and in effect.

          7. Executed copy of the Indenture (the "Base Indenture") dated as of April 14, 1998 between the Company and The Bank of New York, as trustee (the "Trustee").

          8. Executed copy of the First Supplemental Indenture dated as of April 14, 1998 among the Company, NVR Homes and the Trustee (together with the Base Indenture, the "Indenture").

          9. Executed copy of the Underwriting Agreement dated April 8, 1998 among the Company, NVR Homes and the underwriters named therein.

         10.  Executed copy of the global certificate representing the Notes.

         11. Executed copy of the Guarantee of the Notes executed by NVR Homes (the "Guarantee").

         12. Resolutions of the Board of Directors of the Company duly adopted at a meeting held on December 16, 1997 and at a telephonic meeting held on April 6, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing of the Registration Statement, the issuance of the Notes and arrange-ments in connection therewith.
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The Respective Boards of Directors of
  NVR, Inc. and NVR Homes, Inc.
April 23, 1998
Page 3

         13. Resolutions of the Board of Directors of NVR Homes adopted by unanimous written consent on January 19, 1998 and April 13, 1998, as certified by the Assistant Secretary of NVR Homes on the date hereof as being complete, accurate and in effect, relating to the filing of the Registration Statement, the execution of the Guarantee and arrangements in connection therewith.

          In our examination of these documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with original documents of all documents submitted to us as copies (including telecopies). This opinion letter is delivered, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of (i) the Virginia Stock Corporation Act, and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

          For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes and the Guarantee constitute valid and binding obligations of the Company and NVR Homes, as applicable, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the matter is considered in a proceeding in equity or at law).
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The Respective Boards of Directors of
  NVR, Inc. and NVR Homes, Inc.
April 23, 1998
Page 4

          The opinion expressed in the preceding paragraph shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court that will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in such opinion, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          We assume no obligation to advise you of any changes in the foregoing after the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date hereof and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Form 8-K of the Company and to the reference to this firm under the caption "Legal Matters" in the Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the 1933 Act.

                                    Very truly yours,

                                    /s/  Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON L.L.P.